EXHIBIT 4.3

SECURITY AGREEMENT SUPPLEMENT

SUPPLEMENT NO. 1 (this “Supplement”), dated as of January 31, 2013 to the Second Lien Security Agreement dated as of July 9, 2012 by and among THE BON-TON DEPARTMENT STORES, INC., a Delaware corporation (the “Issuer”), and the other Persons listed on the signature pages thereof (collectively, the “Initial Grantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee and Collateral Agent (in its capacity as collateral agent, the “Collateral Agent”) for the Secured Parties.

A.            Reference is made to the indenture dated as of July 9, 2012 (as amended, amended and restated, extended, renewed, refinanced, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Issuer, each Guarantor (as defined in the Indenture), the Trustee and the Collateral Agent.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture and the Security Agreement referred to therein.

C.            The Grantors have entered into the Security Agreement pursuant to the requirements of the Indenture.  Section 6.14 of the Security Agreement provides that certain Persons may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Person (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Indenture to become a Grantor under the Security Agreement as required by the Indenture.

Accordingly, the Collateral Agent and the New Grantor agree as follows:

SECTION 1.  In accordance with Section 6.14 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor.  Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor.  The Security Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor, and the Collateral Agent has executed a counterpart hereof.  Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the Pledged Collateral and (b) set forth under its signature hereto is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office.

SECTION 5.  Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Security Agreement.

SECTION 9.  The New Grantor agrees to reimburse the Collateral Agent for its fees and reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

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IN WITNESS WHEREOF, the New Grantor and the Collateral Agent have duly executed this Supplement to the  Security Agreement as of the day and year first above written.

THE BON-TON GIFTCO, INC.

By:	/S/ J. GREGORY YAWMAN
	Name:	J. Gregory Yawman
	Title:	Vice President

Jurisdiction of Formation: Virginia
Address Of Chief Executive Office:
2801 East Market Street
York, PA 17402

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent

By:	/S/ RICHARD PROKOSCH
	Name:	Richard Prokosch
	Title:	Vice President

SCHEDULE I
TO EXHIBIT I TO THE SECOND LIEN SECURITY AGREEMENT

Pledged Equity

Grantor	Issuer	Class of Equity Interest	Par Value	Certificate No(s)	Number of Shares	Percentage of Outstanding Shares of the Same Class of Equity Interest

Pledged Debt

Grantor	Debt Issuer	Description of Debt	Debt Certificate No(s)	Final Scheduled Maturity	Outstanding Principal Amount